Exhibit 99.1

Poniard Pharmaceuticals Reports First Quarter 2009 Financial Results and Provides a Corporate Update

— Conference Call Today at 5:00 p.m. Eastern Time —

South San Francisco, Calif. (May 5, 2009) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported financial results for the first quarter ended March 31, 2009, and provided a corporate update.

“The completion of enrollment of our pivotal Phase 3 SPEAR trial of picoplatin for the second-line treatment of small cell lung cancer, along with the independent Data Monitoring Committee’s support of the continuation of SPEAR, are significant accomplishments that bring us closer to our goal of building a U.S.-based oncology business,” said Jerry McMahon, Ph.D., chairman and chief executive officer of Poniard.  “Upon positive SPEAR data, we plan to initiate a rolling New Drug Application to the U.S. Food and Drug Administration this year.”

Partnering Strategy

“Given the Phase 2 proof-of-concept data in our colorectal and prostate cancer clinical trials that will be presented at the American Society of Clinical Oncology Annual Meeting, and the completion of patient enrollment of the Phase 3 SPEAR trial, we are now in a position to formalize our strategic partnering process,” said Ronald Martell, president and chief operating officer of Poniard.  “We are seeking a global partner that shares our vision that picoplatin represents a pipeline in a product.  Such partner would provide Poniard co-development and co-promotion rights in the U.S. and would commit to follow-on development of picoplatin to support its broad worldwide market potential for multiple indications beyond small cell lung cancer.”

Recent Clinical and Corporate Developments

•                  Small Cell Lung Cancer

•                  In March, Poniard reached its enrollment target and a total of 401 patients were enrolled in the SPEAR (Study of Picoplatin Efficacy After Relapse) trial.  The global, pivotal Phase 3 SPEAR trial is evaluating the efficacy and safety of picoplatin in patients with refractory or progressive small cell lung cancer (SCLC) who have failed prior platinum-containing first-line chemotherapy regimens or who have progressed within six months of first-line therapy.  Patients were enrolled at more than 100 clinical trial sites in 16 countries in Europe, South America and Asia.

•                  In May, the Company announced that the independent Data Monitoring Committee, after review of available information regarding the efficacy, safety and quality of trial conduct, recommends that the SPEAR trial continue.

•                  Colorectal Cancer

•                  In April, final data from a Phase 1 dose-escalation study of picoplatin in patients with metastatic colorectal cancer (CRC) was presented at the American Association for Cancer Research’s (AACR) 100th Annual Meeting 2009.  Results demonstrated that picoplatin can be safely administered in combination with 5-fluorouracil and leucovorin in the FOLPI regimen as a first-line treatment for CRC.  Based on the clinical activity and promising safety data observed in the Phase 1 study, Poniard initiated a randomized, controlled, proof-of-concept Phase 2 trial in November 2007 to evaluate picoplatin as a neuropathy-sparing alternative to oxaliplatin for the first-line treatment of metastatic CRC.  Patient enrollment was completed in May 2008.

•                  Oral Picoplatin

•                  In April, final data from a Phase 1 clinical study of an oral formulation of picoplatin in patients with solid tumors was also presented at the AACR Annual Meeting.  Results showed that the bioavailability of oral picoplatin is nearly 100 percent at doses of 50 mg and 100 mg, indicating sufficient bioavailability to support further clinical development of this formulation.

•                  Strategic Focus of Cash Resources

•                  In March, Poniard announced that it would concentrate its cash resources on the clinical and commercial development of picoplatin.  As a result, on March 31, 2009, the Company discontinued its in-house preclinical research operations and reduced its workforce by approximately 12 percent, or eight employees.  The Company continues to evaluate strategic alternatives for its preclinical research programs and related assets.

First Quarter 2009 Unaudited Financial Results

The Company reported a net loss of $13.0 million ($0.38 diluted loss per share on a loss applicable to common shares of $13.1 million) for the quarter ended March 31, 2009 compared with a net loss of $9.9 million ($0.29 diluted loss per share on a loss applicable to common shares of $10.0 million) for the quarter ended March 31, 2008.

Total operating expenses for the quarter ended March 31, 2009, were $12.2 million compared with $10.5 million for the quarter ended March 31, 2008.  Total operating expenses for the first quarter of 2009 include a charge of $1.1 million for the restructuring and related asset impairment resulting from the Company’s strategic restructuring plan to discontinue its in-house preclinical research operations and reduce its workforce by approximately 12 percent effective March 31, 2009.

Research and development expenses were $8.1 million for the quarter ended March 31, 2009, compared with $6.3 million for the quarter ended March 31, 2008.

General and administrative expenses were $3.1 million for the quarter ended March 31, 2009, compared with $4.2 million for the quarter ended March 31, 2008.

Cash and investment securities as of March 31, 2009, were $59.6 million, compared with $72.8 million at December 31, 2008.  Management currently believes the existing cash and investment securities will provide adequate resources to fund the Company’s operations into the first quarter of 2010.

Goals and Objectives

During the remainder of 2009 Poniard expects to:

•                  Present progression-free survival data and safety data from two ongoing Phase 2 trials of picoplatin as first-line treatment for metastatic colorectal and castration-resistant prostate cancers (CRPC) at the 45th Annual Meeting of the American Society of Clinical Oncology (ASCO); the Company plans to hold an investor event featuring oncology experts at ASCO on Sunday, May 31;

•                  Report top-line results from the pivotal Phase 3 SPEAR trial in SCLC in the second half 2009; and

•                  Initiate submission of a New Drug Application with the U.S. Food and Drug Administration for picoplatin as a second-line treatment for SCLC, targeting approval and commercialization in 2010.

About Small Cell Lung Cancer

SCLC is the most aggressive form of lung cancer and tends to be widespread by the time of diagnosis.  According to the American Cancer Society, in the U.S. 2008 an estimated 32,000 new cases of SCLC were expected to be diagnosed and 52,000 SCLC patients were treated with therapy (American Cancer Society, Cancer Facts and Figures 2009).  Patients with SCLC have few treatment options and a poor prognosis.  Effective second-line treatment for SCLC is a major unmet need.

About Colorectal Cancer

CRC is the third most common cancer in both American men and women, and the third leading cause of cancer death in the U.S.  In 2008, an estimated 148,810 new cases of colon and rectal cancer were expected to be diagnosed in the U.S., with an estimated 49,960 deaths (American Cancer Society, Cancer Facts and Figures 2009).  The current standard of care is associated with significant side effects including neuropathy, which can limit its use and result in its discontinuation.  Effective first-line, neuropathy sparing treatment for CRC is a major unmet medical need.

About Prostate Cancer

More than 1 million American men are currently living with prostate cancer and it is the second leading cause of death among men in the U.S.  In 2008, an estimated 186,320 new cases of prostate cancer were expected to be diagnosed in the U.S., with an estimated 28,660 deaths (American Cancer Society, Cancer Facts and Figures 2009).  CRPC is prostate cancer that continues to grow despite current standard of care hormonal (anti-androgen) therapies.  CRPC is more invasive and more likely to spread to other organs than androgen dependent prostate cancers.  Patients with CRPC have few treatment options and a poor prognosis.

About Picoplatin

Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors.  Study data to date suggest that it has an improved safety profile relative to existing platinum-based cancer therapies.  More than 1,100 patients have received picoplatin.  Results obtained to date suggest manageable hematologic adverse events with less severe kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) than is commonly observed with other platinum chemotherapy drugs.  Picoplatin has demonstrated anti-tumor activity in a variety of solid tumors.  It is being studied in multiple cancer indications, treatment combinations and by two routes of administration.

Conference Call Details

Poniard’s management team will host a live conference call and Webcast today at 5:00 p.m. Eastern time/2:00 p.m. Pacific Time.  To participate by telephone, please dial 877-741-4240 from the U.S. or 719-325-4751 for international callers.  The Webcast can be accessed on the “Events” page of the “News & Events” section of the Company’s Web site at http://www.poniard.com.  A replay of the Webcast will be available on the Company’s Web site for 10 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum chemotherapy. To date, clinical studies suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies.  Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and castration-resistant (hormone refractory) prostate cancers.  The Company also is conducting a clinical trial of oral picoplatin in solid tumors. For additional information please visit http://www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s results of operations, liquidity and capital resources, financial prospects, business objectives and strategic goals, drug development plans and commercialization strategy, the, timing and results of clinical trials and the potential safety and efficacy of the Company’s products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the current distressed economic and financial market;, the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of FDA and other required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended March 31, 2009, which will be filed with the SEC on or about May 11, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(C) 2009 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Susan Neath

Burns McClellan

212-213-0006

sneath@burnsmc.com

Jani Bergan

WeissComm Partners

415-946-1064

jbergan@wcpglobal.com

###

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Revenues	$—	$—
Operating expenses:
Research and development	8,104	6,336
General and administrative	3,084	4,183
Restructuring & asset impairment	1,056	—
Total operating expenses	12,244	10,519
Loss from operations	(12,244)	(10,519)
Other income (expense), net	(706)	664
Net loss	(12,950)	(9,855)

Preferred stock dividends	(125)	(125)
Loss applicable to common shares	$(13,075)	$(9,980)

Loss per share:
Basic and diluted	$(0.38)	$(0.29)
Shares used in calculation of loss per share:
Basic and diluted	34,688	34,681

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS:
Cash and investment securities	$59,636	$72,755
Cash - restricted	281	281
Facilities and equipment, net	387	1,123
Licensed products, net	8,503	8,807
Other assets	1,311	1,266
Total assets	$70,118	$84,232

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$19,170	$19,178
Long term liabilities	15,128	17,407
Shareholders’ equity	35,820	47,647
Total liabilities and shareholders’ equity	$70,118	$84,232